Exhibit 10.8

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Avant Diagnostics, Inc., a Nevada corporation (the “Company”), and Jeffrey Busch (“Employee”) effective as of May 25, 2018 (the “Effective Date”).

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as Executive Chairman of the Company and in such other position or positions as may be assigned from time to time by the board of directors of the Company (the “Board”).

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall use his best efforts and shall devote such portion of his business time and attention to the businesses of the Company and its direct and indirect subsidiaries (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as shall be necessary to perform the duties and responsibilities set forth on Appendix A, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities in such form or manner as will not require the performance of any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; (iii) engage in other personal and passive investment activities, in each case, so long as such interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to the Company Group or competitive with the business of the Company Group; or (iv) engage in the activities set forth on Appendix B.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment agreement, non-competition, non-solicitation, restrictive covenant, non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any such prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c) Employee owes each member of the Company Group fiduciary duties (including duties of loyalty and disclosure), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $30,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly. Upon the first anniversary of the Effective Date, the Base Salary will automatically increase to $120,000. Upon the second anniversary of the Effective Date and from time to time, but no less frequently than annually, thereafter, the Board shall review the Base Salary in light of available market data for comparably-sized companies, and in its sole discretion following such review, the Board may increase, but not decrease, the Base Salary.

(b) Annual Bonus. Employee shall be eligible for discretionary bonus compensation for each complete calendar year that Employee is employed by the Company hereunder based on the Board’s evaluation of Employee’s performance of his duties and responsibilities (the “Annual Bonus”). Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the end of the applicable calendar year, but in no event later than March 15 following the end of such calendar year. Notwithstanding anything in this Section 3(b) to the contrary, no Annual Bonus, if any, or any portion thereof, shall be payable for any calendar year unless Employee remains continuously employed by the Company from the Effective Date through the last date of the calendar year to which the Annual Bonus relates.

(c) Initial Equity Awards. Following the adoption by the Company of an equity compensation plan (the “LTIP”) and subject to the approval of the Board or a committee thereof:

(i) Employee will receive a one-time restricted stock unit award with five (5)-year ratable vesting, subject to the terms and conditions of the LTIP and any applicable award agreement between the Company and Employee. The Company expects this award, if approved by the Board or a committee thereof, to have a grant date fair value of approximately $100,000 and to allow for, but not require, net settlement in satisfaction of any tax withholding obligations.

(ii) Employee will be granted an option to purchase ten percent (10%) of the outstanding shares of the Company (calculated as of the applicable date of grant), subject to the terms and conditions of the LTIP and any applicable award agreement between the Company and Employee. The Company expects such option will (A) have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, as determined by the Board, (B) ratably vest over a five (5)-year period following the date of grant, (C) expire on the tenth (10th) anniversary of the date of grant, and (D) allow for, but not require, net exercise and/or net settlement to satisfy the payment of the exercise price and/or any tax withholding obligations.

4. Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Initial Term”). On the fifth anniversary of the Effective Date and on each subsequent anniversary thereafter, the term of Employee’s employment under this Agreement shall automatically renew and extend for a period of twelve (12) months (each such twelve (12)-month period being a “Renewal Term”) unless written notice of non-renewal is delivered by either party to the other not less than sixty (60) days prior to the expiration of the then-existing Initial Term or Renewal Term, as applicable. Notwithstanding any other provision of this Agreement, Employee’s employment pursuant to this Agreement may be terminated at any time in accordance with Section 6. The period from the Effective Date through the expiration of this Agreement or, if sooner, the termination of Employee’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Business Expenses. Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.

6. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for “Cause.” For purposes of this Agreement, “Cause” shall mean:

(i) Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;

(ii) Employee’s material breach of any law applicable to the workplace or employment relationship, or Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(iii) Employee’s gross negligence, willful misconduct, material breach of fiduciary duty, fraud, theft or embezzlement on the part of Employee;

(iv) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(v) Employee’s willful failure or refusal, other than due to Disability, to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (sitting without Employee, if applicable); provided, however, that if Employee’s actions or omissions as set forth in this Section 6(a)(v) are of such a nature that the Board determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Board first provided Employee written notice of the obligation to cure such actions or omissions.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s Base Salary or in Employee’s authority, position, duties or responsibilities with the Company or its subsidiaries, including any failure of the Board or a committee thereof to nominate Employee for election to the Board, recommend that shareholders vote for such election, and appoint Employee as Executive Chairman of the Board;

(ii) a material breach by the Company of any of its obligations under this Agreement; or

(iii) the relocation of the geographic location of Employee’s principal place of employment by more than twenty-five (25) miles from the location of Employee’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing provisions of this Section 6(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 6(c)(i), (ii) or (iii) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within ninety (90) days after the initial occurrence of the condition(s) specified in such notice.

(d) Death or Disability. Upon the death or Disability of Employee, Employee’s employment with Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment or other incapacity that continues, or can reasonably be expected to continue, for a period in excess of one hundred-twenty (120) consecutive days or one hundred-eighty (180) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period. The determination of whether Employee has incurred a Disability shall be made in good faith by the Board.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 6(b)).

(f) Effect of Termination.

(i) If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 6(b), is terminated by Employee for Good Reason pursuant to Section 6(c) or is terminated as a result of a non-renewal of the term of Employee’s employment under this Agreement by the Company pursuant to Section 4, then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment with the Company and each other member of the Company Group or the termination of such employment, but excluding all claims to severance payments Employee may have under this Section 6 and claims arising on or after the date the Release is executed with respect to indemnification or directors’ and officers’ insurance coverage; and (B) abides by the terms of each of Sections 8, 9 and 10, then the Company shall provide Employee with the following severance benefits:

(A) The Company shall make a severance payment to Employee in an amount equal to the sum of (I) the Severance Multiple (as defined below), multiplied by Employee’s Base Salary immediately prior to such termination and (II) a pro-rata portion of the Annual Bonus for the year in which such termination occurs equal to (a) the Employee’s Annual Bonus for the most recently completed calendar year (if any), multiplied by (b) a fraction, the numerator of which is the number of days that have elapsed from the beginning of such calendar year through the Termination Date and the denominator of which is the total number of days in such calendar year (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into twelve (12) substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the date on which Employee’s employment terminates (the “Termination Date”), the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Termination Date, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that to the extent, if any, that the aggregate amount of the installments of the Severance Payment that would otherwise be paid pursuant to the preceding provisions of this Section 6(f)(i)(A) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first Business Day preceding the Applicable March 15 if the Applicable March 15 is not a Business Day) and the installments of the Severance Payment payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess). As used herein (x) “Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to be closed and (y) “Severance Multiple” shall mean 2.0; provided, however, that if the Termination Date occurs on or at any time during the twelve (12)-month period following a Change in Control (as defined below), the Severance Multiple shall mean 3.0.

(B) The Company shall accelerate the vesting of any outstanding, unvested equity awards granted to Employee prior to the Termination Date (including awards granted pursuant to Section 3(c)) (the “Equity Acceleration”).

(ii) For the avoidance of doubt, the Severance Payment (or any portion thereof) and the Equity Acceleration shall not be payable or provided if Employee’s employment hereunder terminates upon the expiration of the then-existing Initial Term or Renewal Term, as applicable, as a result of a non-renewal of the term of Employee’s employment under this Agreement by Employee pursuant to Section 4.

(iii) If Employee’s employment hereunder is terminated as a result of the death or Disability of Employee pursuant to Section 6(d), then so long as (and only if) Employee (or Employee’s legal guardian or the executor of Employee’s estate, as applicable): (A) executes the Release on or before the Release Expiration Date, and does not revoke the acceptance of the Release within any time provided by the Company to do so; and (B) abides by the terms of Section 8, then the Company shall provide to Employee the Equity Acceleration as described in Section 6(f)(i)(B).

(iv) If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Payment or the Equity Acceleration. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(g) Effect of Change in Control. If a Change in Control occurs, regardless of whether or not Employee’s employment terminates in connection with such Change in Control, then Employee shall be entitled to the Equity Acceleration as described in Section 6(f)(i)(B) on the date of such Change in Control. As used herein, “Change in Control” has the meaning given to such term in the LTIP.

7. Disclosures. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (a) any actual or potential Conflict of Interest or (b) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board. A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to the Company Group.

8. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information and in exchange for other valuable consideration provided hereunder, and as a condition of Employee’s employment, Employee shall comply with this Section 8.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 8 if Employee were to violate any of the covenants set forth in Section 9. Employee shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). The covenants of this Section 8(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 8(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;

(iii) disclosures and uses that are approved in writing by the Board; or

(iv) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within [ten] ([10]) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) All trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Employee, individually or in conjunction with others, during the period that Employee is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) is defined as “Confidential Information.” Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (ii) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Employee from any such governmental authority; (c) testifying, participating or otherwise assisting in an action or proceeding by any such governmental authority relating to a possible violation of law or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable Law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of Law; (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against the Employee for reporting a suspected violation of law or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization from the Company before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.

9. Non-Competition; Non-Solicitation.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that Employee will be an executive of the Company and the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee, Employee has voluntarily agreed to the covenants set forth in this Section 9. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s trade secrets and other Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage in or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, being an officer, director or executive of, or lending to a business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an officer, director, employee or consultant of, or loaning money to, or selling or leasing equipment or real estate to or otherwise being affiliated with, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group, in each case (with respect to this clause (B)) in any capacity in which Employee’s duties are the same or similar to those performed for any member of the Company Group);

(ii) appropriate any Business Opportunity of, or relating to, the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group to cease or lessen such customer’s or supplier’s business with the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group.

For the avoidance of doubt, engaging in the activities set forth on Appendix B would not constitute a violation of the covenants set forth in this Section 9.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 8 and in this Section 9, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 9, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include proteomics.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean the United States of America.

(iv) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group.

10. Ownership of Intellectual Property. Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or trade secret information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company. All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any member of the Company Group and in the scope of Employee’s employment shall be deemed to be “works made for hire” within the meaning of the Copyright Act. Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all reasonable acts deemed necessary by the Company to assist the Company Group, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

11. Arbitration.

(a) Subject to Section 11(b), any dispute, controversy or claim between Employee and the Company arising out of or relating to this Agreement or Employee’s employment with the Company will be finally settled by arbitration in Washington, D.C. in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 11 shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. Each party shall be responsible for its own legal fees and costs associated with such arbitration and associated judgment.

(b) Notwithstanding Section 11(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 8 through 10; provided, however, that the remainder of any such dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 11.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 11, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 11 shall prohibit a party to this Agreement from (i) instituting litigation to enforce any arbitration award, or (ii) joining the other party to this Agreement in a litigation initiated by a person or entity that is not a party to this Agreement.

12. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility.

13. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

14. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, agreements and instruments refer to such laws, regulations, contracts, agreements and instruments as they may be amended from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

15. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the District of Columbia without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 11 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Washington, D.C.

16. Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof. This Agreement may be amended only by a written instrument executed by both parties hereto.

17. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

18. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.

19. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by facsimile transmission (with confirmation of transmission) on a Business Day to the number set forth below, if applicable; provided, however, that if a notice is sent by facsimile transmission after normal business hours of the recipient or on a non-Business Day, then it shall be deemed to have been received on the next Business Day after it is sent, (c) on the first Business Day after such notice is sent by express overnight courier service, or (d) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

Avant Diagnostics, Inc.

1050 30th Street, NW

Suite 107

Washington, DC 20007

If to Employee, addressed to the last known address for Employee in the Company’s payroll records.

20. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

21. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

22. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

23. Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three (3) times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.

24. Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.

25. Indemnification. In the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding (a “Proceeding”), other than any Proceeding initiated by Employee or the Company related to any contest or dispute between Employee and the Company or any of its subsidiaries, by reason of the fact that Employee is or was a director or officer of, or was otherwise acting on behalf of, the Company, any member of the Company Group, or any other entity at the request of the Company, Employee shall be indemnified and held harmless by the Company, to the maximum extent permitted under applicable law, from and against any and all liabilities, costs, claims and expenses, including any and all costs and expenses incurred in defense of any Proceeding, and all amounts paid in settlement thereof after consultation with, and receipt of approval from, the Company, which approval shall not be unreasonably withheld, conditioned or delayed. Costs and expenses incurred by Employee in defense of such Proceeding shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement. The rights to indemnification and advancement of costs and expenses provided in this Section 25 are not and will not be deemed exclusive of any other rights or remedies to which Employee may at any time be entitled under applicable law, the organizational documents of the Company or any of its subsidiaries, any agreement or otherwise, and each such right under this Section 25 will be cumulative with all such other rights, if any.

26. Directors’ and Officers’ Insurance. During the Employment Period, the Company or any successor to the Company hereunder shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Employee on terms that are no less favorable than the coverage provided to other similarly situated directors and senior officers of the Company.

27. Effect of Termination. The provisions of Sections 6, 8-13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

28. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 7, 8, 9, 10, and 11 and shall be entitled to enforce such obligations as if a party hereto.

29. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Jeffrey Busch
Jeffrey Busch

AVANT DIAGNOSTICS, INC.

By:	/s/ Scott VanderMeer
Name:	Scott VanderMeer
Title:	Interim Chief Financial Officer

Signature Page to

Employment Agreement

APPENDIX A

In addition to the customary duties and responsibilities of Chairman of the Board, Employee’s duties and responsibilities as Executive Chairman of the Company shall include:

1.	Identifying and negotiating agreements with joint venture partners and customers;

2.	Assisting with efforts to obtain required regulatory approvals;

3.	Recruiting and hiring key personnel;

4.	Collaborating with the Chief Executive Officer of the Company on other significant strategic and operational initiatives; and

5.	Assisting the Company with equity and debt capital raising, including engaging underwriters, placement agents and other financial intermediaries, and identifying, and negotiating with, lenders and other capital sources.

Appendix A

APPENDIX B

1.	Chairman, Chief Executive Officer and President of Global Medicare REIT (GMRE)

2.	President of Inter-American Management Corp. and its subsidiaries

3.	Chairman of the American-Asian Cancer Centers

4.	Chairman and President of Safe Blood for Africa Foundation

5.	President of Georgetown Investment Inc.

6.	President of 81 Grant Avenue Corp.

7.	Director of American Pacific Bank Holding Company

8.	Chairman of Club25 International

9.	Director of SeD Home Inc.

Appendix B